Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is made and effective this January 1st, 2011, by and between GoldLand Holdings, Co. ("Company") and Pierre Quilliam ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1.  Employment.

Company hereby agrees to initially employ Executive as its Corporate Secretary and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company.  In the event of any conflict or ambiguity between terms of this Agreement and the terms of employment applicable to regular employees, the terms of this Agreement shall control.  Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

2.  Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by a superior officer of the Company, if any, or the board of directors of the Company.  Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional ethical and businesslike manner.  Executive will not, during the term of this Agreement directly or indirectly engage in any other business, either as employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company.

3.  Compensation

Executive will be paid compensation during this Agreement as follows:

a:  A base salary of One Hundred and Twenty Five Thousand ($125,000.00) USD, payable in installments according to the Company's regular payroll schedule.  The total salary shall be adjusted at the end of each year of employment at the discretion of the board of directors.  Executive shall also receive a commission on any acquisition the Executive may close on behalf of the Company, such compensation to be approved by the board of directors. Any unpaid compensation will be compensated by the issuance of free trading stock at the end of each fiscal year.

b. An incentive salary equal to 10% of the adjusted net profits (hereinafter defined) of the Company beginning with the Company's yearend 2008 and each fiscal year thereafter during the term of this Agreement.  "Adjusted net profit" shall be the net profit of the Company before federal and state income taxes, determined in accordance with generally accepted accounting practices by the Company's independent accounting firm and adjusted to exclude: (i) any incentive salary payments paid pursuant to this Agreement; (ii) any contributions to pension and/or profit sharing plans; (iii) any extraordinary gains or losses (including, but not limited to, gains or losses on disposition of assets; (iv) any refund or deficiency of federal and state income taxes paid in a prior year; and (v) any provision for federal or state income taxes made in prior years which is subsequently determined to be unnecessary.  The determination of the adjusted net profits made by the independent accounting firm employed by the Company shall be final and binding upon Executive and Company.  The incentive salary payment shall be made within thirty (30) days after the Company's independent accounting firm has concluded its audit.  If the final audit is not prepared within ninety (90) days after the end of the fiscal year, then the Company shall make a preliminary payment equal to fifty percent (50%) of the amount due based upon the adjusted net profits preliminarily determined by the independent accounting firm, subject to payment of the balance, if any, promptly following completion of the audit by Company's independent accounting firm.

4. Benefits

a.  Holidays.  Executive will be entitled to at least 3 weeks paid holidays each calendar year and 12 personal days.  Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year.  Personal holidays, if any, will be scheduled in advance subject to requirements of Company.  Such holidays must be taken during the calendar year and cannot be carried forward into the next year.

b. Sick Leave. Executive shall be entitled to sick leave and emergency leave according to regular policies and procedures of Company.  Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

c.  Medical and Group Life Insurance.  Company agrees to include Executive in the group medical and hospital plan of Company and provide group life insurance for Executive at no charge to Executive.

d. Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.  Executive shall be entitled to receive stock incentives from Company, said incentives may be in the form of Stock Option, Warrants or other form of stock of the Company.  Such Stock incentives are to be approved by the Board of Directors.  Executive will also have the right to sell his stock from time to time, as per SEC regulations.

e. Automobile. n/a

f. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

5. Term and Termination.

a. The Initial Term of this Agreement shall commence on January 1st, 2011 and it shall continue in effect for a period of One (1) year. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company.

b. This Agreement and Executive's employment may be terminated by Company at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid Seventy-five percent (75%) of Executive's then applicable base salary. In the event of such a discretionary termination, Executive shall not be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise.

c. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

d. In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act, then Company may terminate this Agreement upon five (5) days notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

e. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially any of its assets, this Agreement shall not be terminated and Company agrees to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

6. Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

GoldLand Holdings, Co.

2520 Manatee Ave. W, #200

Bradenton, FL 34209

If to Executive:

Pierre Quilliam

2373 Landings Circle

Bradenton, FL 34209.

7. Final Agreement.

This Agreement terminates and supersedes any prior understandings or agreements on the subject matter hereof This Agreement may be modified only by a further writing that is duly executed by both parties.

8. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the state of Florida.

9. Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10.  No Assignment.

Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

11.  Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12. Competition.

It is agreed by company that the Executive has other business ventures and is not obligated to provide 100% of Executive's time to his responsibilities at Company.  During the term of this Agreement and any renewals thereof, and for a period of one (1) year from the date of cessation of his employment with the Company, the Executive will not, directly or indirectly, in the United States or Canada, whether as a partner, joint venturer, officer, stockholder, advisor, employee, consultant, agent, or otherwise, in any way promote, participate, become employed by or engage in any conduct or business which is similar to the Company's business or competitive with the Company's business.

13. Non-Interference and Non-Solicitation.  During the one-year period following the Executive's cessation of employment, the Executive will not:

(a)

attempt in any manner to solicit from any client or customer of the Company business of the type performed by the Company or persuade any client or customer of the Company to cease to do such business or to reduce the amount of such business which any such client or customer has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such client or customer was originally established in whole or in part through the Employee's efforts;

(b)

render any services of the type rendered by the Company (during the term of the Executive's employment) for any client or customer of the Company;

(c)

solicit to employ any person who is employed by the Company (excluding any person who is a member of the Executive's family); or

(d)

do or cause to be done, directly or indirectly, any acts which may impair the relationship between the Company with their respective suppliers, clients, customers or employees.

14. Office Location.

The company agrees that the head office of the Company shall be located in Bradenton, Florida, USA unless mutually agreed to be moved by the Board of Directors and the Executive.

15.  Monetary Amounts

All monetary amounts referred to herein shall be in United States Dollars.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GoldLand Holdings, Co.

       EMPLOYEE

_____________________

_____________________

Pierre Quilliam Director

Pierre Quilliam